Exhibit 16.1          Letter from Arthur Andersen LLP dated March 5, 2001


                               ARTHUR ANDERSEN LLP
                          101 Second Street, Suite 1100
                             San Francisco, CA 94105



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

March 5, 2001

Ladies & Gentlemen:

We have read the second and third paragraphs of the letter dated February 26, 2001, included as Item 4 in the Form 8-K dated March 5, 2001 of Prometheus Income Partners filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP


CC:  Mr. John Murphy, Prometheus Income Partners